EXHIBIT 99.1
NEWS RELEASE

For further information, contact:	W. Todd Zehnder, Vice President – Corporate Development
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY UPDATES FOURTH QUARTER 2007 PRODUCTION GUIDANCE, ANNOUNCES 2007 PROVED OIL AND GAS RESERVES, UPDATES OPERATING ACTIVITIES, PROVIDES 2008 PRODUCTION AND CAPITAL EXPENDITURES GUIDANCE, UPDATES HEDGING ACTIVITIES AND PROVIDES ACQUISITIONS UPDATE
LAFAYETTE, LA – January 31, 2008 — PetroQuest Energy, Inc. (NYSE: PQ) announced today that the Company is updating its fourth quarter 2007 production guidance to approximately 85.3 Mmcfe per day from its previously issued guidance of 83-89 Mmcfe per day.
The Company ended 2007 with approximately 157 Bcfe of proved oil and gas reserves, a new Company record. Approximately 91% of the proved reserves were natural gas, and approximately 61% were located in long-lived basins. Additionally, approximately 69% of the proved reserves were proved developed.
Based primarily on the Company’s anticipated record 2007 production rate, PetroQuest expects to post Company-record revenues, cash flows and net income for 2007. A news release announcing complete fourth quarter and year-end results and a conference call with investors and analysts is scheduled for February 20, 2008.
Reserves
The following sets forth an analysis of the Company’s estimated quantities of net proved oil and gas reserves (oil and NGL converted to MMcfe at the rate of six MMcf per MBbl):

		Natural Gas
	Oil	and NGL
	(MBbls)	(MMcfe)	(MMcfe)
Estimated Net Proved reserves as of December 31, 2006	2,731	118,153	134,539
Revisions of previous estimates	365	12,629	14,819
Extensions, discoveries and other additions	115	39,014	39,704
Purchase of producing properties	237	175	1,597
Sale of reserves	(26)	(2,537)	(2,693)
Production	(1,080)	(24,966)	(31,446)

Estimated Net Proved reserves as of December 31, 2007	2,342	142,468	156,520

At December 31, 2007, the Company’s independent petroleum engineers estimated the net present value, excluding income taxes (“PV-10”), of these reserves was $541 million, using prices ($6.52 per Mcfe and $96.83 per barrel) in effect as of year-end 2007 and discounted at 10%. This amount includes a reduction for estimated plugging and abandonment costs that is also reflected as a liability on PetroQuest’s balance sheet at December 31, 2007, in accordance with Statement of Financial Accounting Standards No. 143.
Operations Update
A total of 20 successful wells were drilled in the Arkoma Basin during the fourth quarter of 2007 resulting in an 91% success rate. The Company drilled six horizontal Woodford Shale wells during the fourth quarter, four of which were operated. The average initial production rate for these four operated wells was 3.2 Mmcf per day. After year-end, the Company completed one additional operated well in the Woodford Shale that is currently flowing at approximately 2.1 Mmcf per day after two weeks of production. The Company also participated in the drilling and completion of twelve successful horizontal Fayetteville Shale wells during the fourth quarter, the majority of which are in the early stages of production. Initial production rates for these wells have ranged from less than 1 Mmcf per day to over 3 Mmcf per day. Drilling continues in the Arkoma Basin with two operated rigs drilling horizontal Woodford Shale wells as well as concurrent non-operated activity in the Woodford Shale and Fayetteville Shale. Current plans call to add a third operated rig in the Woodford Shale within the next two to three months.
PetroQuest participated in the drilling and completion of 10 wells in the East Texas Basin during the fourth quarter of 2007, the majority of which are in the Carthage Field. As previously announced, the Company drilled the first well at its Weekley prospect during the fourth quarter.
In the Gulf Coast Basin, the Company’s Brittas Bay prospect reached total depth of approximately 13,900 feet logging approximately 35 feet true vertical depth of net productive sands. The Company is currently completing the well which is expected to begin producing within three months at a gross rate of approximately 5 Mmcfe per day. PetroQuest has an approximate 27% net revenue interest in the well.
The Company’s Pelican Point prospect is currently drilling and is expected to reach total depth in approximately two weeks. The Company has a 28% working interest in the well.
Production Guidance
The Company is projecting its 2008 net production to average approximately 94-100 MMcfe per day and expects approximately 45% of the estimated production to come from long-lived areas of Arkansas, Oklahoma and Texas. Additionally, the Company is projecting its first quarter 2008 net production to average approximately 86-92 MMcfe per day.
Capital Expenditures Guidance
The Company’s drilling capital budget for 2008 is approximately $200 to $220 million depending on commodity prices, drilling success and related completion and facility costs. Current plans call for approximately 75% of the capital budget to be incurred in our long-lived areas.
Hedging Update
The Company initiated certain commodity hedging transactions in the form of costless collars during January 2008. The following sets forth the transaction details:

Instrument
Production Period	Type	Daily Volumes	Price
Natural Gas:
February — December 2008	Costless Collar	7,500 Mmbtu	$7.50-8.98

Crude Oil:
February — June 2008	Costless Collar	400 Bbls	$85.00-115.00
After executing the above transaction, the Company has approximately 11 Bcfe of hedges for 2008. Based on the production guidance above, approximately 31% of the Company’s expected production has been hedged.
Acquisitions Update
In January 2008, the Company completed the purchase of a private company’s interest in the Weekley prospect targeting the Buda formation in East Texas. As a result of the purchase, the Company is now the operator of the Weekley prospect and holds an approximate 85% working interest. The acquisition closed on January 17, 2008 for a total consideration of approximately $20 million. The acquisition added approximately 2.4 Bcfe and a 50% working interest in approximately 16,000 gross acres. Additionally, the Company acquired 50% of the Weekley prospect well drilled during the fourth quarter of 2007 which is currently flowing approximately 1,000 Boe per day. The Company currently estimates 10 to 15 additional locations exist on the acreage.
Management’s Comment
“We expect to achieve Company records for production, reserves, cash flow and net income for the third consecutive year. In terms of our continued diversification efforts, this past year was a particularly successful one for the Company as we have significantly increased our presence in the Arkoma Basin with our entrance into the Fayetteville Shale and in East Texas with our promising Buda development,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “In 2007, we doubled our reserves in the Arkoma Basin and we are forecasting reserves will increase there at a much more significant rate during 2008.”
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, declines in the values of our properties resulting in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions or dispositions and in projecting future rates of production, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.